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                    September 29, 2022

       Matthew W. Foehr
       President and Chief Executive Officer
       OmniAb, Inc.
       5980 Horton Street, Suite 405
       Emeryville, California 94608

                                                        Re: OmniAb, Inc.
                                                            Amendment No. 1 to
Registration Statement on Form 10-12G
                                                            Filed September 28,
2022
                                                            File No. 000-56427

       Dear Mr. Foehr:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Matt Bush